EXHIBIT 10.2

Technest Holdings, Inc.
2006 Stock Award Plan,
As amended  September 21, 2009

1.   Purpose.  The purpose of this plan (the “Plan”) is to secure for Technest Holdings, Inc., a Nevada corporation (the “Company”) and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its parent and subsidiary corporations who are expected to contribute to the Company’s future growth and success.  Under the Plan recipients may be awarded shares of the Company’s Common Stock (“Stock Awards”).  Except where the context otherwise requires, the term “Company” shall include any parent and all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

2.   Administration.  The Plan shall be administered by the Board, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive.  The Board may in its sole discretion issue Stock Awards.  The Board shall have authority, subject to the express provisions of the Plan, to construe Stock Award Agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Stock Award Agreements, to determine the fair market value of stock issued pursuant to a Stock Award, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan.  The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency.  No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.  The Board may, to the full extent permitted by or consistent with applicable laws or regulations, delegate any or all of its powers under the Plan to a committee (the “Committee”) appointed by the Board, and if the Committee is so appointed all references to the Board in the Plan shall mean and relate to such Committee, other than references to the Board in this sentence and in Section 2 (as to amendment or termination of the Plan).

3.   Eligibility.  Stock Awards may be issued to persons who are, at the time of such grant or issuance, employees, officers or directors of, or consultants or advisors to, the Company.

4.   Stock Subject to Plan.  Subject to adjustment as provided in this Section 4, the maximum number of shares of Common Stock which may be issued under the Plan is two million (2,000,000) shares.   If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan.

A-1

5.   Stock Award Agreements.   As a condition to the issuance of a Stock Award, each recipient thereof shall execute an agreement (“Stock Award Agreement”) in such form not inconsistent with the Plan as may be approved by the Board of Directors.  Such Stock Award Agreements may differ among recipients.

6.   Other Employee Benefits.  The amount of any compensation deemed to be received by an employee as a result of the grant of a Stock Award will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

7.   Amendment of the Plan.  The Board may at any time, and from time to time, modify or amend in any respect or terminate the Plan.

8.   Withholding.  The Company shall have the right to deduct from payments of any kind otherwise due to the recipient of a Stock Award, any federal, state or local taxes of any kind required by law to be withheld with respect to such award.

9.   Effective Date.  The Plan shall become effective when adopted by the Board of Directors.

10.   Requirements of Law.  The Company shall not be required to issue any shares under any Stock Award Agreement if the issuance of such shares shall constitute a violation by the Stock Award recipient or by the Company of any provisions of any law or regulation of any governmental authority.

11.   Governing Law.  This Plan and each Stock Award Agreement shall be governed by the laws of Massachusetts, without regard to its principles of conflicts of law.

A-2